Pollard-Kelley Auditing Services, Inc.……………………………………………………………

Auditing Services 3250 West Market St, Suite 307, Fairlawn, OH 44333 330-836-2558

Report of Independent Certified Public Accountants

Board of Directors

Falcon Target, Inc.

We have reviewed the accompanying balance sheets of Falcon Target, Inc. as of December 31, 2006 and June 30, 2006 and the related statements of income, stockholders’ equity, and cash flows for the three-month and six-month and since inception periods then ended. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board. A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with the standards of the Public Company Accounting Oversight Board, the object of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

The Company has not generated significant revenues or profits to date. This factor among others may indicate the Company will be unable to continue as a going concern. The Company’s continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles accepted in the United States of America.

Pollard-Kelley Auditing Services, Inc.

/S/ Pollard-Kelley Auditing Services, Inc.

February 14, 2007

Fairlawn, Ohio

Pollard-Kelley Auditing Services, Inc.……………………………………………………………

Auditing Services 3250 West Market St, Suite 307, Fairlawn, OH 44333 330-836-2558

February 28, 2007

Board of Directors

Falcon Target, Inc.

We hereby consent to the incorporation of our opinion dated February 14, 2007 in the 10Q of FalconTarget, Inc Corp for the three months ended December 31, 2006.

Very truly yours,

Pollard-Kelley Auditing Services, Inc.

/s/ MALCOLM POLLARD

Malcolm L. Pollard

Vice-President